Exhibit 99.2

GlobalSantaFe Statement on Patent Lawsuit Partial Summary Judgment

HOUSTON, Dec 01, 2005 /PRNewswire-FirstCall via COMTEX News Network/ — GlobalSantaFe Corporation (NYSE: GSF) today issued the following statement in response to a partial summary judgment in Transocean’s dual activity patent lawsuit against the company:

“Summary judgment was granted on the issue of whether the ‘apparatus’ aboard our rigs was so similar to that patented by Transocean that it fell within the scope of their patents. GlobalSantaFe never contested that issue.

“The focus of the lawsuit is on the validity and enforceability of the patents, that is whether the patents would have or should have been issued had Transocean supplied the Patent Office with all of the available information regarding similar methods and apparatus either used by the industry or designed for its use prior to Transocean’s claimed invention date. That will be the subject of the trial that is likely to occur next summer.”

About GlobalSantaFe

GlobalSantaFe is a leading worldwide offshore oil and gas drilling contractor offering a full range of equipment and drilling management services. The company’s diverse and technologically advanced fleet of 59 offshore rigs includes premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. The company also operates two semisubmersibles owned by others. GlobalSantaFe is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at http://www.globalsantafe.com.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future events. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statement that:

(a) the validity and enforceability of the patents will be the subject of the trial that is likely to occur next summer; and

(b) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release. They are inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to: (a) the risks and uncertainties inherent in any litigation; (b) third-party actions; and (c) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
Tel: 281-925-6441	Tel: 281-925-6448

SOURCE GlobalSantaFe Corporation

investors, Richard Hoffman, +1-281-925-6441, or media, Jeff Awalt, +1-281-925-6448,

both of GlobalSantaFe Corporation

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